Exhibit 99.7

AMERICREDIT EXPANDS AND EXTENDS MASTER WAREHOUSE CREDIT FACILITY

FORT WORTH, TEXAS October 31, 2006 – AMERICREDIT CORP. (NYSE: ACF) today announced the expansion and extension of its multi-year master warehouse credit facility. The borrowing capacity available under the facility increased to $2.50 billion from $1.95 billion, and includes commitments from 11 lenders. This facility matures in October 2009. With these changes, AmeriCredit has $4.70 billion of committed warehouse facilities.

The Company uses warehouse credit facilities for short-term financing of its receivables until it permanently finances the receivables in securitization transactions.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers and directly to consumers in the United States and Canada. AmeriCredit has approximately one million customers and $12 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Investor Relations	Media Relations
Caitlin DeYoung	John Hoffmann
(817) 302-7394	(817) 302-7627